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                     August 26, 2022

       Jane Novak
       Chief Financial Officer
       CF Acquisition Corp. IV
       110 East 59th Street
       New York, NY 10022

                                                        Re: CF Acquisition
Corp. IV
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39824

       Dear Ms. Novak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction